Exhibit 10.37

SETTLEMENT AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS

This Settlement Agreement and Full and Final Release of Claims ("Agreement") is effective this 15th day of March, 2017, by and between Plaintiff, Lalit Dhadphale ("Plaintiff"), and Defendant, HealthWarehouse.com, Inc., as well as its insurers, shareholders, board members, and agents ("Defendant").

WHEREAS, Plaintiff filed a lawsuit against HealthWarehouse.com, Inc., styled Lalit Dhadphale v. HealthWarehouse.com, Inc., Boone County, Kentucky Circuit Court, Civil Action No. 16-CI-1628, wherein Plaintiff alleged various claims arising out of the termination of his employment from Defendant ("Plaintiff Lawsuit");
WHEREAS, Defendant denies any and all liability for the claims alleged in the Plaintiff Lawsuit; and

WHEREAS, the parties now desire, by entering into this Agreement, to fully compromise and settle all disputes and differences between them.
NOW, THEREFORE, in consideration of the agreements and releases contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.          Payment by Defendant.  In consideration of Plaintiff's release of claims, the dismissal with prejudice of the Plaintiff Lawsuit, and Plaintiff's other promises and agreements herein, Defendant shall pay Plaintiff the sum of $200,000.00, payable as follows:

(a)	A cash payment of $30,000.00, less applicable withholding, within sixty (60) days of the execution of this Agreement, and

(b)
$170,000.00 payable over eighteen (18) months in equal semi-monthly payments, less applicable withholding.  These payments shall commence on March 15, 2017, and shall be made on the 15th and the last date of each month.

Should Defendant fail to make a timely payment as set forth in Paragraph 1 (a) and (b), it shall be incumbent upon Plaintiff to notify Defendant, in writing, that a scheduled payment is late.  Upon receipt of Plaintiff's written notice, Defendant shall have fifteen (15) days to cure the late payment.  If Defendant fails to cure the late payment within fifteen (15) days, then the entire outstanding amount will become due and payable.

2.          Other Issues.

(a)
Credit Card.  There is a HealthWarehouse.com credit card in Plaintiff's name.  The credit card is with Chase Bank and under the account number of 5582 5086 4707 3342.  HealthWarehouse.com agrees to pay all charges that it incurred on the credit card until it is canceled.  Plaintiff agrees to pay all charges that he incurred on the credit card until the credit card is canceled.  Within three (3) days after all charges have been paid by HealthWarehouse.com, Plaintiff will cancel the credit card.

(b)
Taxes.  HealthWarehouse.com agrees to pay the Commonwealth of Kentucky any unpaid sales taxes for the year 2012 and remove the Plaintiff's name as the responsible party.  The parties agree that Plaintiff is not responsible to pay those sales taxes or any other HealthWarehouse.com taxes.

(c)
State Licensing Issues.  Within 30 days from the date this Agreement is fully executed, HealthWarehouse.com agrees to contact all state pharmacy regulatory agencies, including but not limited to State Pharmacy Boards and Verified Internet Pharmacy Practice Sites (VIPPS), and have Plaintiff removed as the HealthWarehouse.com contact if it has not done so already.

3.          Release of Claims by Plaintiff.  As a material inducement to Defendant to enter into this Agreement, Plaintiff for himself and for his personal representatives, heirs and assigns fully, completely, irrevocably and unconditionally hereby releases, acquits and forever discharges and covenants not to sue Defendant and each of Defendant's sponsors, subsidiaries and other commonly owned or controlled business entities, and all of their board members, officers, Plaintiffs, agents, representatives, insurers, successors and assigns.  Plaintiff hereby releases Defendant and each of Defendant's sponsors, subsidiaries and other commonly owned or controlled business entities, and all of their owners, board members, officers, agents, representatives, insurers, successors and assigns from any and all claims of whatever nature, including expenses and attorney's fees, which have been or could have been asserted by him or on his behalf in any forum as of the date of this Agreement. This release of claims includes but is not limited to any and all claims of discrimination including but not limited to age or disability discrimination or worker's compensation retaliation or any other claim which could be asserted under Chapters 342 or 344 of the Kentucky Revised Statutes or any other law of the Commonwealth of Kentucky or any other state or locality, or any federal law, including but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974 ("ERISA"), the Age Discrimination in Employment Act ("ADEA"), the Family and Medical Leave Act ("FMLA") and the Americans with Disabilities Act ("ADA").  Plaintiff also releases any claims growing out of any legal restrictions on Defendant's right to terminate its employees, claims for reinstatement or reemployment, claims for breach of contract, claims for defamation and all other claims arising out of or in any way connected with his employment with Defendant or the termination, refusal or lack of employment by Defendant and for all liability whatsoever, whether now known or unknown at any time up to and including the date that this Agreement is executed by Plaintiff. Plaintiff agrees that he cannot waive his right to file a charge with the Equal Employment Opportunity Commission or the Department of Labor but should a charge be filed, he waives his right to receive any monetary relief from the charge(s).  Plaintiff also waives any right to payment of attorney's fees which might have been incurred by him in connection with this Agreement or any claims released herein.  Plaintiff is not releasing Defendant from any of its obligations contained in this Agreement.
4.          Age Discrimination in Employment Act Release.  Plaintiff also agrees to release all claims under the Age Discrimination in Employment Act.  In compliance with the rights afforded him under the Older Workers Benefit Protection Act, he is: (i) offered twenty-one (21) calendar days in which to review the terms and effects of this Agreement in its entirety with an attorney of his choice; (ii) advised to consult with an attorney; and (iii) afforded a period of seven (7) calendar days following the execution of this Agreement the right to revoke this Agreement by notifying Defendant in writing of such revocation.  If he exercises his revocation rights, Defendant has the right to revoke the remainder of this Agreement.

5.          Release of Claims by Defendant.  By execution of this Agreement, Defendant for itself, and its officers, employees, board members, agents, subsidiaries, affiliates, sponsors and successors, fully, completely, irrevocably and unconditionally release and forever discharges the Plaintiff, his personal representatives, heirs and assigns, from any and all legal, equitable or other claims, counterclaims, actions, causes of actions, damages, or liabilities at law or equity, known or unknown, existing up to the date of this Agreement that Defendant has or may have against Plaintiff, including, but not limited, to any claims that arise in any way out of the litigation of this matter and the employment and/or separation from employment of Plaintiff with Defendant.
6.          Reaffirmation of Non-Compete Agreement.  Plaintiff and Defendant also hereby agree to continue to be fully bound by their non-compete agreement, which is contained in the Employment Agreement dated May 9, 2016.  The non-compete agrees expires on April 13, 2018.
(a)
Defendant agrees that Plaintiff is permitted work or be employed by a website that offers consumers coupons to obtain discounts at pharmacies.  Plaintiff agrees that if he becomes employed in such work, he will not sign up for the website, any pharmacy that does mail order or online advertising until after his non-compete agreement has expired (April 13, 2018).

7.          Satisfaction of Claims.  Plaintiff acknowledges and agrees that such amounts agreed to be paid to him herein fully and completely satisfy all claims for monies or benefits owed to him by Defendant.
8.          No Re-Employment.  Plaintiff agrees to waive, release, and foregoes any chance, right, or opportunity to seek reinstatement or re-employment with Defendant, now or ever in the future.  If Plaintiff seeks reinstatement or employment with Defendant, Defendant may refuse his employment without recourse.  Plaintiff further understands and agrees that he shall not have any claims, causes of action, or damages against Defendant for such refusal to hire.
9.          Dismissal of the Plaintiff Lawsuit.  In consideration for the payments and other promises and agreements of Defendant contained herein, Plaintiff agrees to dismiss the Plaintiff Lawsuit with prejudice.  Accordingly, within seven (7) business days following execution of this Agreement, counsel for Plaintiff shall file with the court the Agreed Order of Dismissal with Prejudice attached hereto and incorporated herein.
10.        Denial of Liability; Admissibility of Settlement and Release Agreement.  This Agreement does not constitute, and shall not be construed as, an admission of liability by the Parties.  The parties acknowledge and agree that this Agreement is not admissible in any proceeding, whether civil, administrative or otherwise, for the purpose of establishing liability.  The parties agree that this Agreement is an offer of compromise for purposes of KRE and FRE 408.
11.        Strict Confidentiality.  The terms, conditions and existence of this Agreement are strictly confidential.  The parties hereby agree that they shall not disclose such terms or any information related to the Agreement, or the existence of the Agreement, to anyone except, as applicable, their respective attorneys, accountants and insurers, and except as disclosure is required by law.  The parties acknowledge that Defendant may file a copy of this Agreement with the Securities and Exchange Commission.  This paragraph does not apply if Plaintiff files a lawsuit to enforce the terms of this Agreement.

12.        Non-Disparagement.   Both parties acknowledge the importance of the other party's excellent reputation in the community. Therefore, as a material inducement for both parties to enter into this Agreement, both parties agree that they shall not make any disparaging or negative statements, oral or written, to any third party concerning or in any way relating to the other hereafter from the date of this Agreement.
13.        Declaration and Payment of Taxes; Indemnification of Defendant.  Plaintiff agrees that he shall be solely responsible for the declaration and timely payment of federal, state and/or local taxes, if any, which may become due as a result of his receipt of the payments pursuant to section 1 above.  Plaintiff agrees to indemnify, defend and hold harmless Defendant from and against any penalties, payments and/or interest relating to such taxes, if any.
14.        Acknowledgement.  Prior to executing this Agreement, the Parties acknowledge that: (i) they have completely read this Agreement and fully understands the contents thereof; (ii) they have had the opportunity to consult with an attorney of their choice; (iii) they are fully competent to execute this Agreement; and (iv) they are executing this Agreement voluntarily, and without coercion, duress, or undue influence by any other person.
15.        Counterparts.  The parties may execute this Agreement in counterparts, each of which shall be deemed an original, regardless of the date of its execution.  All such counterparts shall constitute one and the same document.  A copy of the original signed Agreement or any counterpart thereof shall be given the same effect as the original.
16.        Controlling Law; Venue.  This Agreement shall be governed by the laws of the Commonwealth of Kentucky.  Boone Circuit Court shall be the sole and exclusive venue for any proceedings arising out of this Agreement or related to the subject matter hereof.
17.        Severability; Waiver.  The provisions of this Agreement are severable and if any part hereof is found to be invalid or unenforceable, the parties shall use their best efforts to substitute a valid, legal, and enforceable provision, which insofar as practical implements the purpose of this Agreement.  Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof, or of any other provision.
18.        Final Agreement; Modification.  Except for the Non-Compete Agreement noted above, this Agreement constitutes the entire and final agreement between Plaintiff and HealthWarehouse.com and supersedes all previous agreements between Plaintiff and HealthWarehouse.com.  This Agreement may only be modified by a writing signed by an authorized representative of each party.

19.        Notice.  Notices required or contemplated hereby shall be given in writing by e-mail and by hand delivery or certified mail, postage prepaid, addressed as follows:
To Plaintiff:
 Lalit Dhadphale
182 Uccello Drive
 Las Vegas, NV 89138
lalit3@gmail.com

To Defendant:
John Pauly
Heathwarehouse.com, Inc.
7107 Industrial Road
Florence, KY  41042
jpauly@healthwarehouse.com

Notice by e-mail, hand delivery or certified mail shall constitute proper notice pursuant to this Agreement.
IN WITNESS WHEREOF, HealthWarehouse.com, Inc. has caused this Agreement to be executed by its duly authorized representative as of the date written below, and Lalit Dhadphale has hereunto executed this Agreement, as of the date written below.

/s/   Lalit Dhadphale
        Lalit Dhadphale

Date: March 15, 2017

HealthWarehouse.com, Inc.

By: /s/  John C. Pauly
Title:     Chief Operating Officer, Interim President
              and Chief Executive Officer

Date: March 15, 2017